EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Form S-8 Registration Statements (No. 333-50326, No. 333-38143, No. 033-59898, and No. 033-38138) pertaining to the Fremont General Corporation and Affiliated Companies Investment Incentive Plan (the “Plan”) of our report dated June 29, 2009 (which includes an explanatory paragraph relating to the termination of the Plan), with respect to the December 31, 2008 and 2007 financial statements of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.
/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Newport Beach, California
June 29, 2009